Exhibit 99.2

CORECIVIC ANNOUNCES UPSIZING AND PRICING OF
$450 MILLION 8.25% SENIOR NOTES DUE 2026

BRENTWOOD, Tenn. – April 7, 2021 — CoreCivic, Inc. (NYSE: CXW) (“CoreCivic”) announced today that it successfully upsized and priced its offering of $450,000,000 aggregate principal amount of 8.25% senior unsecured notes due 2026 (the “Notes”). The aggregate principal amount of the Notes to be issued in the offering was increased to $450 million from the previously announced $400 million. The Notes were priced at 99.0% of face value and thus will have an effective yield to maturity of 8.50%. The aggregate net proceeds from the sale of the Notes are expected to be approximately $435.1 million, after deducting the underwriting discounts and estimated offering expenses. CoreCivic intends to use a significant amount of the net proceeds from the offering of the Notes (i) to redeem all $250 million principal amount of its outstanding 5.00% senior notes due 2022 (the “2022 Senior Notes”), including the payment of the applicable make-whole amount and accrued interest, and (ii) to otherwise repay or reduce its other indebtedness, which may include repurchasing or redeeming a portion of its $350 million principal amount of 4.625% senior notes due 2023 (the “2023 Senior Notes”). CoreCivic may use any remaining proceeds for general corporate purposes. There can be no assurance that the offering of the Notes, the redemption of the 2022 Senior Notes, or any other debt reduction will be consummated.

Imperial Capital is acting as left lead underwriter, StoneX Financial Inc. is acting as joint bookrunner, and Wedbush Securities Inc. is acting as co-manager for the offering.

The Notes are being offered pursuant to CoreCivic’s effective shelf registration statement on Form S-3ASR, which became effective upon filing with the Securities and Exchange Commission on April 6, 2021. A preliminary prospectus supplement describing the terms of the offering has been filed with the Securities and Exchange Commission and is available at www.sec.gov. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained at Imperial Capital, LLC, 10100 Santa Monica Boulevard, Suite 2400, Los Angeles, CA 90067, Attn: Prospectus Department, or by telephone at (310) 246-3700.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute a notice of redemption under the indenture governing the 2022 Senior Notes or the indenture governing the 2023 Senior Notes, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release includes forward-looking statements regarding CoreCivic’s intention to issue the Notes and its intended use of the net proceeds from the issuance of the Notes. These forward-looking statements may be affected by risks and uncertainties in CoreCivic’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in CoreCivic’s Securities and Exchange Commission filings, including CoreCivic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission on February 22, 2021, as well as the risks identified in the preliminary prospectus supplement and the accompanying prospectus relating to the offering. CoreCivic wishes to caution readers that certain important factors may have affected and could in the future affect CoreCivic’s actual results and could cause CoreCivic’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of CoreCivic, including the risk that the offering of the Notes cannot be successfully completed. CoreCivic undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About CoreCivic

CoreCivic is a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. CoreCivic provides a broad range of solutions to government partners that serve the public good through corrections and detention management, a network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. CoreCivic is the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believes it is the largest private owner of real estate used by U.S. government agencies. CoreCivic has been a flexible and dependable partner for government for more than 35 years. CoreCivic’s employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good.